UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 29, 2007
THE CORPORATE EXECUTIVE BOARD COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-24799	52-2056410
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2000 Pennsylvania Avenue, N.W., Washington, D.C.	20006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 777-5000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
In this Form 8-K on July 6, 2007, the Company has disclosed information regarding an expense recorded during the three months ended June 30, 2007.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
In connection with the previously disclosed departure of Michael A. Archer, the Company’s former President, Marketing and International, on June 29, 2007 Mr. Archer entered into an Agreement and Release with the Company. The agreement confirms the amounts payable under the employment agreement between Mr. Archer and the Company dated March 22, 2002 for a not-for-cause separation and confirms the forfeiture of unvested options and equity awards. In the agreement, the Company exercises its right to extend for an additional year (for a total of two years through and including May 4, 2009) the term of Mr. Archer’s non-compete and non-solicitation obligations with respect to Company customers and prospective customers and provides for the payment of amounts specified under the March 22, 2002 employment agreement as a result of such action. In the agreement, Mr. Archer grants a release of any and all claims against the Company and its employees, affiliates and others, and the Company agrees to pay Mr. Archer an additional amount of $140,000. The agreement also confirms Mr. Archer’s right to indemnification under the Company’s certificate of incorporation and bylaws (including providing for advancement of expenses and providing for directors’ and officers’ insurance coverage for five years), addresses the Company’s continued payment of the employer portion for health insurance continuation through May 4, 2008 and addresses other procedural matters.
The Company recorded $1.3 million of expense during the three months ended June 30, 2007 associated with the departure of Mr. Archer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Corporate Executive Board Company (Registrant)

Date: July 6, 2007
	By:	/s/ Timothy R. Yost

Timothy R. Yost Chief Financial Officer